UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 8, 2006
ENDOCARE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-15063 (Commission File Number)	33-0618093 (I.R.S. Employer Identification Number)
201 Technology Drive
Irvine, California 92618
(Address of Principal Executive Offices, including zip code)
(949) 450-5400
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT 10.1

Item 1.01 Entry into a Material Definitive Agreement.
Adoption of 2006 Management Incentive Compensation Program
On March 8, 2006, our Compensation Committee approved our 2006 Management Incentive Compensation Program (the “2006 MICP Program”). Attached as Exhibit 10.1 is a description of the 2006 MICP Program. The description is incorporated by reference into this Form 8-K.
The corporate objectives that will be used to determine incentives under the 2006 MICP Program include performance targets based on procedure growth, operating expenses and cash management. In addition, the 2006 MICP Program includes departmental and individual objectives with performance targets based on, among other things, strategic planning, business development and operational objectives, as well as reductions in various categories of expenses.
The maximum incentive payable under the 2006 MICP Program to our executive officers is the percentage of annual base salary that is specified in their respective employment agreements, as follows: 85% for Craig T. Davenport and 40% for each of William J. Nydam, Michael R. Rodriguez and Clint B. Davis. Additional overachievement amounts in excess of these percentages may be paid to reward exceptional achievement under the 2006 MICP Program.
We expect that our Compensation Committee will determine achievement levels under the 2006 MICP Program in the first quarter of 2007. After the achievement levels are determined, the corresponding incentive payouts will be made. The Compensation Committee may permit eligible employees to elect to receive incentive payouts under the 2006 MICP Program in the form of deferred stock units or other equity, as determined by the Compensation Committee.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Description of 2006 Management Incentive Compensation Program
SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOCARE, INC.
March 14, 2006	By:	/s/ Michael R. Rodriguez
Michael R. Rodriguez
Senior Vice President, Finance and Chief Financial Officer